Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 27, 2022 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Bion Environmental Technologies, Inc. ability to continue as a going concern) on the consolidated financial statements of Bion Environmental Technologies, Inc. and subsidiaries, which report appears in the annual report on Form 10-K of Bion Environmental Technologies, Inc. and subsidiaries as of and for the year ended June 30, 2022.

Denver, Colorado

September 28, 2022